EXHIBIT 23(a)

CONSENT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 nos. 33-15777, 33-33966, 33-61286, 33-90490, 333-01885, 333-07519, 333-69597, 333-69599, 333-92879, 333-51892 and 333-51894) pertaining to various stock plans of Manatron, Inc. of our report dated July 2, 2002, with respect to the consolidated financial statements of Manatron, Inc. and subsidiary as of April 30, 2002 and for the year then ended included in the Annual Report (Form 10-K) for the year ended April 30, 2002.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
July 25, 2002